
Ethan Allen Interiors Inc. (Delaware)
Ethan Allen Global, Inc. (Delaware)
Ethan Allen Retail, Inc. (Delaware)
Ethan Allen (UK) Ltd.
Ethan Allen Operations, Inc. (Delaware)
Lake Avenue Associates, Inc. (Connecticut)
Ethan Allen (Canada) Inc.
Ethan Allen Carriage House, Inc. (Pennsylvania)
EthanAllen.com (Delaware)
Manor House, Inc. (Delaware)
Ethan Allen Realty, LLC (Delaware)